Exhibit 99.1

AXIM Biotech Reaches Preliminary Agreement for Distribution of CanChew and MedChew Products Throughout South Korea

Press Release | 04/03/2018

NEW YORK, April 03, 2018 (GLOBE NEWSWIRE) -- AXIM® Biotechnologies, Inc. (AXIM® Biotech) (OTCQB:AXIM), a world leader in cannabinoid research and development, today announced that it has entered into a Memo of Understanding (“MOU”) with a leading Korean specialty pharmaceutical company for the commercialization of two of the Company’s cannabinoid-based propriety pharmaceutical applications, CanChew+™ and MedChew®, in South Korea.

The MOU, which was reached on March 30, 2018, outlines how distribution partner will monitor the regulatory environment in the country and work with the South Korean Ministry of Food and Drug Safety (“MFDS”) in order to register the products for sale to the more than 50 million people in South Korea.

“Preparation for international market expansion is vital at this stage of our company’s growth,” said George E. Anastassov, MD, DDS, MBA and Chief Executive Officer of AXIM® Biotech. “As the regulations and public perception of cannabinoid-based therapeutics shift toward acceptance throughout the world, AXIM will be ready to capture as much market share as possible for treatments of various indications. We have seen promising results in our initial studies that we hope to bring to a worldwide audience upon approval from regulatory officials.”

The Company’s flagship CanChew pharmaceutical program currently is currently undergoing human clinical trials for treatment of Irritable Bowel Syndrome (“IBS”). The MedChew program will feature products targeting treatment for pain and spasticity in Multiple Sclerosis patients as well as a bioequivalent product to Marinol using dronabinol for treatment of nausea associated with cancer treatment. Additional targeted indications for these programs include drug-related psychosis, Restless Leg Syndrome, Parkinson’s disease, and dementia, among others.

About AXIM®

AXIM® Biotechnologies, Inc. (OTC:AXIM) focuses on the research, development and production of cannabis-based pharmaceutical, nutraceutical and cosmetic products. Our flagship products include CanChew®, a CBD-based controlled release chewing gum, and MedChew Rx, a combination CBD/THC gum that is undergoing clinical trials for the treatment of pain and spasticity associated with multiple sclerosis. We prioritize the well-being of our customers while embracing a solid fiscal strategy. For more information, please visit www.AXIMBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Axim Biotechnologies, Inc. to be materially different from the statements made herein. LEGAL DISCLOSURE AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

Public Relations Contact

Andrew Hard

Chief Executive Officer

CMW Media

andrew.hard@cmwmedia.com

P. +1888 829-0070

www.cmwmedia.com

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Shiwei Yin, Grayling

Shiwei.Yin@grayling.com

P. +1646 284-9474

Lucia Domville, Grayling

lucia.domville@grayling.com

P. +1646 284-9416

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